EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES

RECORD $1.61 EPS (POST-SPLIT) FOR SECOND QUARTER 2003

Reaffirms Post-Split EPS Guidance Range of $5.83 – $6.17 for Fiscal 2003

IRVINE, CA, July 23, 2003 . . . New Century Financial Corporation (NASDAQ: NCEN) announced today results for the three months and six months ended June 30, 2003.

Financial Results

For the three months ended June 30, 2003, net earnings increased to $60.8 million, or $1.61 per share on a diluted basis, compared to $42.9 million, or $1.10 per share on a diluted basis, for the same quarter a year ago, an increase of 41.7%. Before giving effect to our previously announced three-for-two stock split paid in the form of a stock dividend on July 11, 2003, the net earnings per share on a diluted basis for the three months ended June 30, 2003 and 2002 would have been $2.41 and $1.64, respectively. Total revenues for the quarter increased 52.9% to $215.5 million, compared to total revenues of $140.9 million for the same quarter a year ago.

For the six months ended June 30, 2003, net earnings increased to $106.6 million, or $2.83 per share on a diluted basis, compared to $73.8 million, or $1.89 per share on a diluted basis, for the same period a year ago, an increase of 44.4%. Before giving effect to our stock split, the net earnings per share on a diluted basis for the six months ended June 30, 2003 and 2002 would have been $4.25 and $2.84, respectively. Total revenues increased 56.6% to $396.5 million, compared to $253.2 million for the same period a year ago.

Operational Highlights

♦	Record net earnings of $60.8 million or $1.61 per share
♦	Record production of $5.8 billion for the quarter
♦	Record cash and liquidity of $235.5 million at June 30, 2003
♦	Completed on-balance sheet securitization totaling $712 million
♦	Increased lines of credit to $4.6 billion
♦	Negotiated forward sale commitments totaling $4.3 billion
♦	Completed $210 million Convertible Senior Notes private offering
♦	Authorized additional 1.8 million shares for repurchase under our Stock Repurchase Program
♦	Reaffirms 2003 EPS guidance range of $5.83 – $6.17

The following data gives effect to our three-for-two stock split on July 11, 2003:

(Dollars in thousands, except per share data)

Financial Summary	Three Months Ended		Six Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
Total revenues	$215,464	$140,877	$396,452	$253,175
Earnings before income taxes	$104,134	$72,740	$182,191	$126,003
Net earnings	$60,815	$42,917	$106,554	$73,835
Income available to common stockholders	$60,815	$42,917	$106,554	$73,393
Diluted earnings per share (1)	$1.61	$1.10	$2.83	$1.89
Diluted wtd. avg. shares outstanding	37,827	39,182	37,651	39,014

(1)	Before giving effect to our stock split, the diluted earnings per share for the three months ended June 30, 2003 and 2002 would have been $2.41 and $1.64, respectively. Before giving effect to our stock split, the diluted earnings per share for the six months ended June 30, 2003 and 2002 would have been $4.25 and $2.84, respectively.

“Strong business fundamentals persisted in the second quarter and favored our industry with almost ideal market conditions,” said Robert K. Cole, Chairman and Chief Executive Officer. “These factors allowed New Century to set new corporate financial records in production volume, net profits and earnings per share for the quarter ended June 30, 2003. Loan application volume and fundings to-date in July suggest the strong trend of our loan production will continue throughout the third quarter and keep us on pace to meet or exceed our $22 billion production target in fiscal 2003.”

“Given strong production, a favorable secondary market and stable interest rate environment predicted for the balance of the year, we are reaffirming our post-split EPS guidance range of $5.83—$6.17 ($8.75—$9.25 on a pre-split basis) for fiscal 2003. We believe that we will achieve our EPS estimates even if our stock price increases to a level at which we are required to include the dilutive impact of the convertible debt.”

“The $210 million convertible note offering raised low-cost, tax-advantaged capital (with reduced dilutive effect utilizing the call spread option enhancement) to continue our on-balance sheet securitization strategy, our Stock Repurchase Program and other strategic initiatives. From a long-term perspective, New Century’s strategy is to maximize shareholder value by building balance sheet strength and by delivering a consistent, growing trend of earnings,” added Cole.

Loan Originations

Second quarter loan production totaled approximately $5.8 billion, an increase of 78.8% over the loan production total for the corresponding period a year ago.

“Our production volume of $5.8 billion broke last quarter’s record of $4.7 billion by 24%,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer. “Our production divisions have done an extraordinary job this year with monthly production approaching the $2.0 billion mark. We are extremely pleased with their performance and congratulate them on surpassing their goals,” added Morrice.

The following table summarizes our loan originations by channel, by product type and by risk grade for the periods shown:

(Dollars in thousands)

	Three Months Ended				Six Months Ended
Origination channels	06/30/03%		06/30/02%		06/30/03%		06/30/02%
Wholesale	$5,131,650	88.4	$2,776,916	85.6	$9,210,297	87.8	$5,022,398	85.1
Retail	482,394	8.3	427,427	13.2	934,677	8.9	809,672	13.7
Anyloan	188,953	3.3	40,465	1.2	347,494	3.3	68,463	1.2

Total	$5,802,997	100.0	$3,244,808	100.0	$10,492,468	100.0	$5,900,533	100.0

Product mix	06/30/03%		06/30/02%		06/30/03%		06/30/02%
Fixed rate	$1,236,402	21.3	$832,351	25.7	$2,479,035	23.6	$1,515,313	25.7
Adjustable rate	4,566,595	78.7	2,412,457	74.3	8,013,433	76.4	4,385,220	74.3

Total	$5,802,997	100.0	$3,244,808	100.0	$10,492,468	100.0	$5,900,533	100.0

Credit Quality

The following table summarizes our loan originations by risk grades for the periods shown:

(Dollars in thousands)

	Three Months Ended 6/30/03				Three Months Ended 6/30/02
Risk Grades	Amount	%	Avg. LTV	FICO	Amount	%	Avg. LTV	FICO
Alt-A	$146,628	2.5	85.4	705	$111,777	3.4	78.7	655
A+	4,511,381	77.8	83.6	606	1,737,953	53.6	82.1	624
A-	563,710	9.7	77.6	562	613,299	18.9	78.5	567
B	372,432	6.4	74.8	555	618,940	19.1	76.6	547
C/C-	208,846	3.6	69.0	547	162,839	5.0	69.4	539

Total	$5,802,997	100.0	82.0	599	$3,244,808	100.0	79.6	595

Internet-based Originations

The following table sets forth the originations from our wholesale division’s FastQual® website as a percentage of total wholesale loan production and originations from our retail division’s Internet program as a percentage of total retail loan production for the periods indicated:

(Dollars in thousands)

	2Q03	1Q03	4Q02	3Q02	2Q02
Total wholesale production	$5,131,650	$4,078,647	$3,801,756	$3,293,693	$2,776,916
FastQual	$3,278,230	$1,679,601	$911,782	$653,729	$424,724
FastQual production as a % of total wholesale production	63.9%	41.2%	24.0%	19.8%	15.3%
Total retail production	$482,394	$452,283	$543,981	$455,278	$427,427
Retail Internet production	$214,492	$172,493	$195,180	$111,936	$99,073
Retail Internet production as a % of total retail production	44.5%	38.1%	35.9%	24.6%	23.2%

“We are very excited by the strong growth in production from online technology, which now represents over 50% of our production,” said Morrice. “We believe that Internet originations are increasing our operating efficiency and providing our brokers and customers with convenience and faster service,” added Morrice.

Net Operating Margin

The following table sets forth the components of operating margin for the periods indicated:

	2Q03	1Q03	4Q02	3Q02	2Q02
Gain on sale (a)	4.46%	4.07%	4.88%	4.72%	4.77%
Net interest income (b)	0.53%	0.52%	0.53%	0.45%	0.55%
Loan acquisition cost	(2.46)%	(2.61)%	(2.46)%	(2.42)%	(2.29)%

Operating margin	2.53%	1.98%	2.95%	2.75%	3.03%

(a)	Excludes additions to loan loss allowances and losses on securitization pool repurchases.

(b)	Net interest income represents net interest on unsold inventory divided by origination volume for the corresponding period.

The following table sets forth the components of loan acquisition costs for the periods indicated:

	2Q03	1Q03	4Q02	3Q02	2Q02
Points and fees
Wholesale	(0.77)%	(0.75)%	(0.74)%	(0.71)%	(0.49)%
Retail	4.26%	4.10%	4.01%	4.30%	4.37%
Anyloan	(0.59)%	(0.74)%	(0.69)%	(0.65)%	(0.63)%
Net points and fees	(0.35)%	(0.29)%	(0.17)%	(0.11)%	0.15%

Overhead	(2.11)%	(2.32)%	(2.29)%	(2.31)%	(2.44)%

Loan acquisition costs	(2.46)%	(2.61)%	(2.46)%	(2.42)%	(2.29)%

Wholesale and Anyloan production as a % of total production	91.7%	90.4%	87.9%	88.1%	86.8%

The table above illustrates the components of the loan acquisition costs. The increasing percentage of wholesale production impacted the combined net points and fees and, therefore, the total loan acquisition costs. Operating expenses decreased on a percentage basis as a result of the increase in volume.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure follows.

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

	2Q03	1Q03	4Q02	3Q02	2Q02
(Dollars in thousands)
Total expenses	$111,330	$102,931	$94,049	$78,689	$68,137

Add / subtract:
Excluded expenses (a)	(14,543)	(9,580)	(11,615)	(10,483)	(5,971)
Provision for loss and hedge loss from on-balance sheet securitization	(5,394)	(5,492)	—	—	—
Direct origination costs classified as a reduction in gain on sale	50,579	38,600	34,400	32,800	29,250
Interest expense	(19,749)	(17,552)	(14,392)	(12,719)	(12,207)

Loan acquisition costs – overhead	$122,223	$108,907	$102,442	$88,287	$79,209
Divided by: quarterly volume	$5,802,997	$4,689,471	$4,477,890	$3,823,073	$3,244,808
Loan acquisition costs overhead (bps)	2.11%	2.32%	2.29%	2.31%	2.44%

(a)	Excluded expenses consist of profit-based compensation, servicing division overhead and start-up expenses.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition cost provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Forward Sale Commitments

Current forward sale commitments totaling $4.3 billion will be settled during the third quarter of 2003. We expect the price of these forward sales commitments to be equal to or greater than the average price for sales completed in the second quarter of 2003.

Secondary Market Transactions

The following table summarizes our secondary market transactions for the periods shown below:

	Three Months Ended				Six Months Ended
	06/30/03		06/30/02		06/30/03		06/30/02
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
(Dollars in thousands)
Whole loan sales	$4,820,523	86.2	$3,186,640	98.1	$8,928,265	87.2	$4,808,865	83.4
Securitizations – GOS	—	—	—	—	—	—	845,477	14.7

Total premium sales	$4,820,523	86.2	$3,186,640	98.1	$8,928,265	87.2	$5,654,342	98.1
Discounted loan sales	60,594	1.1	61,289	1.9	108,076	1.0	110,352	1.9

Total sales	$4,881,117	87.3	$3,247,929	100.0	$9,036,341	88.2	$5,764,694	100.0
On-balance sheet securitizations	712,410	12.7	—	—	1,206,015	11.8	—	—

Total secondary market transactions	$5,593,527	100.0	$3,247,929	100.0	$10,242,356	100.0	$5,764,694	100.0
Total secondary market transactions as a % of production	96.4%		100.1%		97.6%		97.7%

The following table reflects the components of our gain on sale of loans for the periods shown below:

(Dollars in thousands)

	Three Months Ended				Six Months Ended
	06/30/03		06/30/02		06/30/03		06/30/02
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$212,055		$158,855		$367,696		$222,450
Net gain on securitizations	—		—		—		37,098
Mortgage servicing rights	12,920		—		31,887		14,661

	$224,975	4.67	$158,855	4.99	$399,583	4.48	$274,209	4.85
Loss on loans sold at a discount	(7,549)		(19,005)		(14,791)		(32,205)
Adjustments to loss allowance	—		5,550		2,000		(5,421)

Subtotal	$217,426	4.45	$145,400	4.48	$386,792	4.28	$236,583	4.10
Premiums paid to acquire loans	(49,415)		(22,225)		(84,262)		(37,144)
Hedge gain (loss)	(6,268)		(19,943)		(6,704)		(15,853)
Fair value adjustment	—		3,176		1,606		(713)
Net deferred origination costs	(15,461)		(2,821)		(25,348)		(853)

Net gain on sale	$146,282	3.00	$103,587	3.19	$272,084	3.01	$182,020	3.16

The increase in gain on sale in 2003 is due to significantly increased volume, partially offset by on-balance sheet securitization transactions in 2003 and lower loan sale premiums in 2003 than in 2002. Other factors include reduced losses on loans sold at a discount in 2003 due to lower repurchase activity in 2003 and a lower hedge loss in 2003 due to sharper declines in prevailing interest rates in 2002. Gain on sale in 2003 was negatively impacted by increases in premiums paid to acquire loans and net deferred origination costs. Premiums paid and net deferred origination costs increased consistent with recent trends in our loan acquisition costs.

On-Balance Sheet Securitization

In June, we completed an on-balance sheet securitization, New Century Home Equity Loan Trust, Series 2003-3, backed by $712 million of fixed- and adjustable-rate mortgage loans. The securitization was structured as a financing versus a sale, resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability.

At June 30, 2003, our on-balance sheet securitization portfolio consisted of 7,603 loans and is performing as expected, with 30-day delinquency at 0.90%.

“We plan to use on-balance sheet securitizations for up to 20% of our secondary marketing transactions,” said Edward F. Gotschall, Vice Chairman and Chief Financial Officer. “We believe that this strategy will help protect future earnings from the impact of changing economic conditions,” added Gotschall.

Repurchase Allowance

We establish our repurchase allowance to provide for future repurchase obligations pursuant to representations and warranties in our loan sale agreements and for elective repurchases of loans from prior securitizations. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss, and the historic loss severity on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of June 30, 2003, the components of our repurchase allowance, which is included in Other Liabilities on our balance sheet, are as follows:

(Dollars in thousands)	Quarter Ended 06/30/03
Whole loan sale repurchase obligations:
Second quarter whole loan sales	$4,840,357
Historic repurchase rate	1%
Historic percentage of repurchases resold at a loss	72%
Average loss on discounted sales	30%
Estimated loss on future repurchases	$10,455
Other	$6,245

Total repurchase allowance	$16,700

Residual Interests

As of June 30, 2003, residual interests totaled $211.5 million representing 5.6% of total assets and 45.0% of net worth. We look at a number of variables in evaluating the reasonableness of our quarterly valuation assumptions including historical experience, economic conditions and other factors. Our residual interests performed as projected during the second quarter of 2003 and provided $17.8 million in cash flow.

Roll-forward of residual interests:

(Dollars in millions)
Beginning balance at 03/31/03	$223.2
Cash received during 2Q03	$(17.8)
Residual interest income	$6.1

Ending balance at 06/30/03	$211.5

The following table shows life-to-date cash flows for our residual interests, as well as their forecasted cash flows:

(Dollars in millions)
Actual life-to-date cash flows through 06/30/03	$346.0
Estimated cash flows – second half of 2003	$23.0
Estimated cash flows – 2004	$50.1
Estimated cash flows – 2005	$27.3
Estimated cash flows – 2006	$62.2
Estimated cash flows – 2007	$73.5
Estimated cash flows – 2008	$25.4
Estimated cash flows – thereafter	$52.8

Total actual and estimated cash flows	$660.3

“Expected remaining residual cash flows of $314.3 million provide a substantial source of core and strategic liquidity,” said Gotschall.

Loan Performance Data

Detailed loan performance data is available in the “Security Performance” page and in the “Earnings Releases” section of the “Financial Information” page on our website (www.ncen.com). Such information, and that of our peers, is also available through various industry sources. As of June 30, 2003, we believe this data indicates that our loans are generally performing consistent with or better than our peer group.

Cash and Liquidity

Our cash and liquidity, which includes available borrowing capacity, as of June 30, 2003 was $235.5 million, a $23.0 million increase from March 31, 2003. This increase was a result of net income of $60.8 million and excess residual cash flows of $11.7 million, partially offset by stock repurchases totaling $8.0 million, the $17.8 million investment in the on-balance sheet securitization, and $38.8 million in income tax payments in excess of the income tax expense for the quarter (the second quarter includes two quarterly estimated tax payments). Total cash and liquidity includes $22.7 million of restricted cash as of June 30, 2003 and $9.6 million of restricted cash as of March 31, 2003.

Our cash and liquidity as of June 30, 2003 does not include net cash proceeds of $181.9 million from our recently completed private offering of Convertible Senior Notes.

Credit Facilities

During the second quarter, we increased the aggregate amount of credit available to fund loan production and to aggregate loans pending sale under our mortgage loan warehouse and purchase facilities from $3.5 billion to $4.6 billion.

Convertible Senior Notes Private Offering

On July 8, 2003, we closed a private offering of $175 million of Convertible Senior Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at a rate of 3.50% per year and will be convertible into our common stock at a conversion price of $52.20 per share on a pre-split basis ($34.80 per share on a post-split basis) upon the occurrence of certain events. The conversion price represents a 28% premium over the closing share price.

On July 14, 2003, the initial purchasers of the notes exercised their option, in full, to acquire an additional $35 million principal amount of the notes.

We used a portion of the proceeds to simultaneously purchase and sell call options on our common stock to potentially increase New Century’s conversion premium to 75%. We expect to use the remaining net proceeds to pursue on-balance sheet securitization strategies and other strategic opportunities, to continue our Stock Repurchase Program and for other general corporate purposes.

The notes were only offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The notes and common stock issuable under the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act. New Century is obligated to file a registration statement to permit the public resale of the notes and the common stock issuable under the notes.

Stock Repurchase Program

Life-to-date through June 30, 2003, we have repurchased a total of 2.4 million of the 3.0 million shares authorized for repurchase under our Stock Repurchase Program. During the second quarter of 2003, we repurchased 190,800 shares of our common stock. The average share price for all of the shares that we have repurchased to-date pursuant to our Stock Repurchase Program is $25.62 on a pre-split basis (equivalent to $17.08 on a post-split basis).

In addition to the remaining 600,000 shares previously authorized for repurchase, our Board of Directors approved an additional 1.8 million shares for repurchase under our Stock Repurchase Program.

We expect to continue to fund these repurchases with available corporate liquidity. We anticipate that the number of shares to be purchased and the time of the purchase will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities. These purchases may be made in the open market, through block trades or in privately negotiated transactions.

Stock Split

On May 21, 2003, our Board of Directors approved a three-for-two stock split of our common stock in the form of a stock dividend to be paid on July 11, 2003 to stockholders of record at the close of business on June 12, 2003, the record date. On July 11, 2003, each eligible stockholder received one share of our common stock for every two whole shares of our common stock owned by the applicable stockholder as of the record date and a cash payment in lieu of any fractional shares of our common stock owned by the applicable stockholder on such date.

Quarterly Dividend Payment

Also on May 21, 2003, our Board of Directors approved a quarterly cash dividend at the rate of $0.10 per share on a post-split basis ($0.15 on a pre-split basis) to be paid on July 31, 2003 to stockholders of record at the close of business on July 15, 2003. Any future declaration of dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Loan Servicing Platform

As of June 30, 2003, the balance of our loan servicing portfolio was $5.6 billion, consisting of the following:

Loans held for sale	$2.1 billion
Servicing rights retained	$1.7 billion
Interim servicing	$1.8 billion

Loans held for sale represent our unsold inventory. Servicing rights retained include both loans sold to whole loan investors for which we retained the servicing rights and loans underlying our on-balance sheet securitizations. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of June 30, 2003, the balance of loans serviced by others that underlie our residual asset was $2.2 billion.

Conference Call and Webcast

New Century’s quarterly earnings conference call is scheduled to begin at 8:00 a.m., Pacific Daylight Time, on Thursday, July 24, 2003. The conference call and an accompanying slide presentation will be broadcast live over the Internet at www.ncen.com. If you would like to participate on the call, please contact either Carrie Marrelli at (949) 224-5745 or Beth Funk at (949) 225-7836 to receive the details for the call. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our website.

Summary

New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgage loans on single-family residences.

As of June 30, 2003, New Century originated loans through 5 retail regional processing centers and 68 sales offices operating in 26 states and 14 wholesale regional processing centers operating in 10 states and employed approximately 3,000 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include (i) our EPS estimate of $5.83 to $6.17 for 2003, (ii) our expectation that the strong trend of our loan production will continue throughout the third quarter and keep us on pace to meet or exceed our $22 billion loan production target for 2003, (iii) our belief that we will achieve our EPS estimates even if our stock price increases to a level at which we are required to include the dilutive impact of the convertible debt, (iv) our expectation that the capital raised as a result of our convertible note offering will allow us to continue our on-balance sheet securitization strategy, our Stock Repurchase Program and other strategic initiatives, (v) our belief that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations which is more difficult to do when looking at GAAP financial reports, (vi) our plan to maximize shareholder value by building balance sheet strength and by delivering a consistent, growing trend of earnings, (vii) our belief that Internet originations are increasing our operating efficiency and providing our brokers and customers with convenience and faster service, (viii) our expectation that the price of our current forward sales commitments will be equal to or greater than the average price for sales completed in the second quarter of 2003, (ix) our plan to use on-balance sheet securitizations for up to 20% of our secondary marketing transactions, (x) our belief that our on-balance sheet securitization strategy will help protect future earnings from the impact of changing economic conditions, (xi) our forecasted cash flows for our residual interests, (xii) the assumptions used to establish our repurchase allowance, (xiii) our belief that expected remaining residual cash flows of $314.3 million provide a substantial source of core and strategic liquidity, (xiv) our expectation that we will continue to fund repurchases of our common stock with available corporate liquidity, and (xv) our expectation that the number of shares of our common stock that we purchase and the time of such purchase will be based upon the stock price, the level of cash balances, general business conditions and other factors including alternative investment opportunities. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) our ability to continue to maintain low loan acquisition costs, (v) the potential effect of new state or federal laws and regulations, (vi) the effect of increasing competition in our sector, (vii) our ability to maintain adequate credit facilities to finance our business, (viii) the interest rate environment, (ix) the outcome of litigation or regulatory actions pending against New Century, (x) our ability to adequately hedge our residual values, (xi) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, (xii) our ability to finalize our forward sale commitments, (xiii) our ability to deliver loans in accordance with the terms of our forward sale commitments, and (xiv) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation

Selected Financial Data

Unaudited

(Dollars in thousands except per share data)

	Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues
Gain on sale of loans	$146,282	$103,587	$272,084	$182,020
Interest income
Interest income on loans held for sale	50,308	28,941	90,160	54,918
Interest income on loans for investment	9,407	—	15,703	—
Residual interest income	6,119	8,328	12,684	16,168
Servicing and other income	3,348	21	5,821	69

Total revenues	215,464	140,877	396,452	253,175
Operating expenses
Personnel	50,449	30,830	99,628	60,188
Interest
Interest on warehouse/aggregation lines	17,120	12,207	32,942	23,477
Interest on financing/loans held for investment	2,629	—	4,358	—
General and administrative	30,523	17,535	57,788	31,296
Advertising and promotion	6,388	4,744	12,575	7,831
Professional services	4,221	2,821	6,970	4,380

Total expenses	111,330	68,137	214,261	127,172
Earnings before income taxes	104,134	72,740	182,191	126,003
Income taxes	43,319	29,823	75,637	52,168

Net earnings	$60,815	$42,917	$106,554	$73,835

Net earnings available to common stockholders	$60,815	$42,917	$106,554	$73,393
Basic earnings per share	$1.78	$1.21	$3.11	$2.22

Diluted earnings per share	$1.61	$1.10	$2.83	$1.89

Basic wtd. avg. shares outstanding	34,191	35,381	34,237	33,033
Diluted wtd. avg. shares outstanding	37,827	39,182	37,651	39,014

*Book value per share is computed using fully diluted shares outstanding. Using basic shares outstanding, book value per share was $13.74 and $8.98 at June 30, 2003 and 2002, respectively.

Balance Sheet Data: ($’s in thousands)	June 30, 2003	December 31, 2002	June 30, 2002
Cash and cash equivalents (a)	$191,817	$182,924	$61,716
Loans receivable held for sale, net	2,138,347	1,920,396	1,139,406
Loans held for investment	1,187,617	—	—
Residual interests in securitizations	211,469	246,964	281,158
Other assets	66,611	52,644	33,487

Total assets	$3,795,861	$2,402,928	$1,515,767

Borrowings under warehouse lines	$1,471,513	$1,643,214	$877,216
Borrowings under aggregation lines	578,059	242,284	178,485
Financing on loans held for investment	1,161,299	—	—
Residual financing	—	—	24,000
Subordinated debt	—	—	—
Other liabilities	115,153	130,880	118,410
Total stockholders’ equity	469,837	386,550	317,656

Total liabilities and stockholders’ equity	$3,795,861	$2,402,928	$1,515,767

(a) Cash and liquidity, which includes available borrowing capacity, grew from $61.7 million at June 30, 2002 to $182.9 million at December 31, 2002 to $235.5 million at June 30, 2003.